EXHIBIT 10.1.31

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 2, 2005

Among

CATALOG RECEIVABLES LLC

as Seller

and

SPIRIT OF AMERICA, INC.

as Servicer

and

SHEFFIELD RECEIVABLES CORPORATION

as Purchaser

and

BARCLAYS BANK PLC

as Administrator

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 2, 2005

THIS IS AN AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Agreement”), among CATALOG RECEIVABLES LLC, a Delaware limited liability company (“Seller”), SPIRIT OF AMERICA, INC., (“Spirit”) a Delaware corporation, as servicer (in such capacity, “Servicer”), SHEFFIELD RECEIVABLES CORPORATION, a Delaware corporation (“Purchaser”), BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (“Barclays”), as administrator for Purchaser (in such capacity, the “Administrator”). Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.

Background

1. Seller is engaged in the business of purchasing receivables arising in revolving credit card accounts originated by Crosstown Traders, Inc., a Delaware corporation, and its subsidiaries.

2. Seller has, and expects to have, Pool Receivables in which Seller intends to sell an undivided interest. Seller has requested Purchaser, and Purchaser has agreed, subject to the terms and conditions contained in this Agreement, to purchase such undivided interest, referred to herein as the Asset Interest, from Seller from time to time during the term of this Agreement (the “Transaction”).

3. Seller and Purchaser desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interest be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interest.

4. Spirit has been requested, and is willing, to act as the Servicer of the Pool Receivables in accordance with the terms hereof.

5. Barclays has been requested, and is willing, to act as the Administrator.

6. To effect the Transaction, Seller, Servicer, Purchaser and Administrator initially entered into the Receivables Purchase Agreement, dated as of May 18, 2005 (the “Prior RPA”).

7. This Agreement amends and restates the Prior RPA in its entirety to recognize the addition of each of the Sub-Originators as a Transferring Party.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASES AND REINVESTMENTS

SECTION 1.01  Commitments to Purchase; Limits on Purchaser’s Obligations. Upon the terms and subject to the conditions of this Agreement, from time to time prior to the Termination Date, Seller may request that Purchaser purchase from Seller ownership interests in the Pool Assets (each being a “Purchase”) and Purchaser shall make such Purchase; provided that no Purchase shall be made by Purchaser to the extent that, after giving effect thereto, the then Senior Investor Balance would exceed the lesser of (a) the Facility Limit and (b) the Benchmark Amount; and provided further that each Purchase made pursuant to this Section 1.01 shall have a Purchase Price of at least $500,000 and shall be in integral multiples of $250,000.

SECTION 1.02  Purchase Procedures; Assignment of Purchaser’s Interests.

(a)  Notice of Purchase. Each Purchase from Seller by Purchaser shall be made on notice from Seller to the Administrator received by the Administrator not later than 11:00 a.m. (New York City time) on the second Business Day before the date of such proposed Purchase. Each such notice of a proposed Purchase shall specify the desired amount and date of such Purchase. The “Purchase Price” for each Purchase shall be the lesser of (i) the amount requested by Seller pursuant to this Section 1.02(a) and (ii) the amount permitted pursuant to Section 1.01.

(b)  Funding of Purchase. On the date of each Purchase, Purchaser shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Administrator at the Administrator’s Office (or to such account as designated by the Administrator) the amount of its Purchase in same day funds, and after receipt by the Administrator of such funds, the Administrator will (a) apply such funds to make a deposit to the Cash Collateral Account to the extent necessary to cause the amount on deposit therein to equal or exceed the Required Cash Collateral Amount, and (b) make the remaining portion of such funds immediately available to Seller at such office or to such account as Seller shall designate in writing to the Administrator on or prior to the date hereof (or such other office or account as Seller shall designate from time to time).

(c)  Assignment of Asset Interest. Seller hereby sells, assigns and transfers to Purchaser, effective on and as of the date of each Purchase by the Purchaser hereunder, the corresponding undivided ownership interest in the Pool Assets.

SECTION 1.03  Reinvestments of Certain Collections; Payment of Remaining Collections. (a) On the close of business on each Business Day during the period from the date hereof to the Final Payout Date, Servicer shall, out of all Collections received on such day:

(i)  determine the portion of such Collections attributable on such day to the Asset Interest by multiplying (x) the amount of such Collections times (y) the Asset Interest at such time;

(ii)  out of the portion of such Collections allocated to the Asset Interest pursuant to clause (i), set aside and deposit into the Collection Account within two Business Days an amount at least equal to the sum of the estimated amount of Earned Discount accrued in respect of the Senior Investor Balance (based on rate information provided by the Administrator pursuant to Section 2.03), all other amounts due to Purchaser or the Administrator hereunder and the Servicer’s Fee (in each case, accrued through such day) and an amount equal to any Cash Collateral Shortfall and any Reserve Account Shortfall not so previously set aside;

(iii)  apply the Collections allocated to the Asset Interest pursuant to clause (i) and not required to be set aside pursuant to clause (ii) to the purchase from Seller of ownership interests in Pool Assets (each such purchase being a “Reinvestment”); provided that (A) if the then Senior Investor Balance would exceed the Benchmark Amount, then the Servicer shall not reinvest, but shall set aside and deposit into the Collection Account within two Business Days, a portion of such Collections which, together with other Collections previously set aside and then so held in the Collection Account, shall equal the amount necessary to reduce the Senior Investor Balance to the Benchmark Amount; (B) if the conditions precedent to Reinvestment in Section 5.02 are not satisfied then Servicer shall not reinvest, but shall set aside and hold for the benefit of Purchaser, any of such remaining Collections, which Collections shall be deposited into the Collection Account within two Business Days; and (C) if the Seller shall have requested a reduction in the Senior Investor Balance, then, during the times specified in Section 3.02(b)(ii), Servicer shall not reinvest, but shall set aside and hold for the benefit of Purchaser, a portion of such Collections until the amount thereof not so reinvested shall equal the amount of such reduction; and

(iv)  pay to Seller (A) the portion of such Collections not allocated to the Asset Interest pursuant to clause (i) and (B) the Collections applied to Reinvestment pursuant to clause (iii).

(b)  Unreinvested Collections. Servicer shall set aside in the Collection Account and hold in trust for the benefit of Purchaser all Collections which pursuant to clause (iii) of Section 1.03(a), may not be reinvested in Pool Assets. If, prior to the date when such Collections are required to be paid to the Administrator for the benefit of Purchaser pursuant to Section 3.01, the amount of Collections so set aside exceeds the amount, if any, necessary to reduce the Senior Investor Balance to the Discounted Principal Receivables Balance, and the conditions precedent to Reinvestment set forth in Section 5.02 are satisfied, then the Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.

SECTION 1.04  Asset Interest. (a) Components of Asset Interest. On any date the Asset Interest will represent Purchaser’s combined undivided percentage ownership interest in (i) all then outstanding Pool Receivables, (ii) related Contracts, (iii) all Related Security with respect to such Pool Receivables, (iv) all Collections with respect thereto, (v) all rights of Seller (directly or as assignee of Transferor) under the First Tier Agreement and the Second Tier Agreement, (vi) all books and records evidencing or related to the foregoing, and (vii) all proceeds of the foregoing (collectively, the “Pool Assets”); provided, that, the Pool Assets shall not include any interests in any returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.

(b)  Computation of Asset Interest. On any date, the Asset Interest shall be equal to a fraction (expressed as a percentage), the numerator of which is the Senior Investor Balance and the denominator of which is the Benchmark Amount, each as of such day; provided, however, that during the Liquidation Period, the Asset Interest shall be the Asset Interest computed as of the day immediately preceding the commencement of the Liquidation Period; provided, further, that the Asset Interest shall not exceed 100%.

(c)  Frequency of Computation. The Asset Interest shall be computed as of the close of business on each Business Day (after giving effect to Section 1.03) and shall be reported as of the end of the Due Period in the Information Package delivered on each Report Date.

SECTION 1.05  Reduction of Facility Limit; Termination. Upon three Business Days’ prior written notice to the Administrator, the Seller may reduce the Facility Limit, or terminate this Agreement, provided that, after giving effect thereto, the Facility Limit is not less than the Senior Investor Balance. Any such reduction or termination shall be permanent.

ARTICLE II

COMPUTATIONAL RULES

SECTION 2.01  Computation of Senior Investor Balance. In making any determination of the Senior Investor Balance, the following rules shall apply:

(a)  Senior Investor Balance shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered to the Administrator pursuant hereto; and

(b)  Senior Investor Balance shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or otherwise returned for any reason.

SECTION 2.02  Computation of Earned Discount. In making any determination of Earned Discount, the following rules shall apply:

(a)  the Administrator shall determine the Earned Discount accruing with respect to the Senior Investor Balance, in accordance with the definition of Earned Discount;

(b)  no provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and

(c)  Earned Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or otherwise returned for any reason.

SECTION 2.03  Estimates of Earned Discount Rate, Fees, etc. For purposes of determining the amounts required to be set aside by Servicer pursuant to Section 1.03, the Administrator shall notify Servicer from time to time of the Earned Discount Rate applicable to the Senior Investor Balance and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (i) the Earned Discount Rate may change from time to time, (ii) certain rate information provided by the Administrator to Servicer shall be based upon the Administrator’s good faith estimate, (iii) the amount of Earned Discount actually accrued with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer, and (iv) the amount of fees or other payables accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer. Failure to set aside any amount so accrued shall not relieve Servicer of its obligation to remit Collections to the Administrator with respect to such accrued amount, as and to the extent provided in Section 3.01.

ARTICLE III

SETTLEMENTS

SECTION 3.01  Settlement Procedures.

The parties hereto will take the following actions with respect to each Settlement Period:

(a)  Information Package. On or before the Report Date preceding each Settlement Date, Servicer shall deliver to the Administrator an electronic mail containing such information as shall be agreed in writing by Servicer and the Administrator prior to the Initial Funding Date (each, an “Information Package”).

(b)  Earned Discount; Other Amounts Due. (i) On the tenth day before each Settlement Date, the Administrator shall notify Servicer of (x) the amount of Earned Discount that will have accrued in respect of the Senior Investor Balance during such Settlement Period (the amount of such Earned Discount shall be calculated using an estimate of the CP Rate, if necessary, for the remaining days in such Settlement Period; provided that each such estimated amount shall be adjusted as provided in the following paragraph (ii)), and (y) all fees and other amounts accrued and payable by Seller under this Agreement (other than the Senior Investor Balance).

(ii)  If the Administrator shall have notified Servicer of the estimated amount of Earned Discount as provided in clause (i) above with respect to a Settlement Period and, on or prior to the applicable Settlement Date, the Administrator shall have determined that such estimate is inaccurate, the Administrator shall notify Servicer as soon as reasonably practicable and the Earned Discount for the subsequent Settlement Period shall be adjusted as follows. If the actual Earned Discount exceeds the estimated amount thereof, such excess shall be added to the Earned Discount for the subsequent Settlement Period (and in any event paid to the Administrator by Seller on or prior to the Final Payout Date). If the actual Earned Discount is less than the estimated amount thereof, the difference shall be subtracted from the Earned Discount for the subsequent Settlement Period (and in any event credited to amounts owed by Seller to the Administrator by Seller on the Final Payout Date). Notwithstanding the foregoing, any reconciliation in respect of the final Settlement Period as a consequence of any estimate described above shall be effected on the final Settlement Date.

      (c)  Settlement Date Procedure - Reinvestment Period. On the twentieth (20th) day of each calendar month (commencing in August, 2005), or if such day is not a Business Day, the next succeeding Business Day (each, a “Settlement Date”) prior to the Termination Date, the Servicer shall transfer from the Collection Account all Available Funds, and shall apply such amount in the following order:

(1)  to the Administrator on behalf of the Purchaser, an amount equal to the (i) Earned Discount accrued during such Settlement Period, plus any previously accrued Earned Discount not paid on a prior Settlement Date, and (ii) Program Fees accrued during such Settlement Period, plus any previously accrued Program Fees and not paid on a prior Settlement Date;

(2)  to the Administrator on behalf of the Purchaser, an amount equal to the Unused Program Fees accrued during such Settlement Period, plus any previously accrued Unused Program Fees not paid on a prior Settlement Date;

(3)  to the Administrator, an amount equal to the amount, if any, necessary to reduce the Senior Investor Balance to the Benchmark Amount (calculated after giving effect to any distribution to be made from the Cash Collateral Account on such day) and to reduce the Senior Investor Balance in accordance with Section 3.02(b), which amount shall be distributed by the Administrator to the Purchaser for application to the Senior Investor Balance;

(4)  to the Servicer, an amount equal to the Servicer’s Fee for such preceding Due Period, plus any previously accrued and unpaid Servicer’s Fee for the payment of the accrued and unpaid Servicer’s Fees;

(5)  to the Reserve Account, to the extent necessary to cause funds on deposit therein to equal the Required Reserve Account Amount;

(6)  to the Cash Collateral Account, to the extent necessary to cause funds on deposit therein to equal (or, if Seller shall so direct, to exceed) the Required Cash Collateral Amount; and

(7)  to the Administrator, all other amounts then due under this Agreement to the Administrator, the Purchaser, the Affected Parties or the Indemnified Parties;

(8)  to, or at the direction of, Seller any remaining amounts.

(d)  Settlement Date Procedure - Liquidation Period. On each Settlement Date during the Liquidation Period, the Servicer shall transfer from the Collection Account all Available Funds, and shall apply such amount in the following order:

(1)  to the Administrator on behalf of the Purchaser, an amount equal to the (i) Earned Discount accrued during such Settlement Period, plus any previously accrued Earned Discount not paid on a prior Settlement Date, and (ii) Program Fees accrued during such Settlement Period, plus any previously accrued Program Fees and not paid on a prior Settlement Date;

(2)  to the Administrator on behalf of the Purchaser, an amount equal to the Unused Program Fees accrued during such Settlement Period, plus any previously accrued Unused Program Fees not paid on a prior Settlement Date;

(3)  to the Administrator, an amount equal to any remaining Purchaser’s Share of Collections until the Senior Investor Balance is reduced to zero, which amount shall be distributed by the Administrator to the Purchaser for application to the Senior Investor Balance;

(4)  to the Servicer, an amount equal to the Servicer’s Fee for such preceding Due Period, plus any previously accrued and unpaid Servicer’s Fee for the payment of the accrued and unpaid Servicer’s Fees;

(5)  to the Administrator, all other amounts then due under this Agreement to the Administrator, the Purchaser, the Affected Parties or the Indemnified Parties; and

(6)  to, or at the direction of, Seller any remaining amounts.

(e)  Non-Distribution of Servicer’s Fee. Unless the Administrator gives written notice to the contrary to Servicer (which notice may be given at any time), from and after the date on which the amounts (if any) set aside pursuant to Section 1.03 for any Settlement Period in respect of payments required to be made prior to the payment of the Servicer’s Fee on the related Settlement Date are sufficient to make such payments, the amounts (if any) set aside pursuant to Section 1.03 in respect of the Servicer’s Fee may be paid to Servicer, in which case no distribution shall be made in respect of Servicer’s Fee pursuant to clause (c) or (d) above.

(f)  Cap Agreements.

(i)  Prior to the Initial Funding Date, Seller shall obtain a Cap Agreement in substantially the form of Exhibit B. The Cap Agreement shall entitle the Seller to receive monthly the Cap Payment, if any, as set forth in the Cap Agreement. Payments received by Seller under the Cap Agreement shall be deposited in the Collection Account within two Business Days of such receipt (or, if earlier, on the related Settlement Date), except that any payments received under a Cap Agreement as a result of the early termination thereof may instead be applied by Seller to the acquisition of a Replacement Interest Rate Cap.

(ii)  The Administrator hereby appoints the Servicer to act as calculation agent under the Cap Agreements and the Servicer accepts such appointment.

SECTION 3.02  Deemed Collections; Reduction of Senior Investor Balance, Etc.

(a)  Deemed Collections. If on any day

(i)  any Pool Receivable is

(A)  reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any incorrect billing or other adjustment by Seller or any Affiliate of Seller,

(B)  reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against Seller or any Affiliate of Seller or any other Person (whether such claim arises out of the same or a related or an unrelated transaction), or

(C)  reduced on account of the obligation of Seller to pay to the related Obligor any rebate or refund; or

(ii)  any of the representations or warranties of Seller set forth in Section 6.01(j) were not true when made with respect to any Pool Receivable, or any of the representations or warranties of Seller set forth in Section 6.01(j) are no longer true with respect to any Pool Receivable, then, on such day, Seller shall be deemed to have received a Collection of such Pool Receivable

(I) in the case of clause (i) above, in the amount of such reduction or cancellation; and

(II) in the case of clause (ii) above, in the outstanding amount of such Pool Receivable.

If Seller shall have deposited into the Collection Account the full outstanding amount of any Pool Receivable pursuant to this Section 3.2(a), Purchaser and the Administrator shall reconvey any interest they have in such Pool Receivable, and the Contracts and Related Security with respect thereto, to Seller, without representation or warranty, but free and clear of all liens created by Purchaser and the Administrator. Any such reconveyed Receivable (and the Contracts and Related Security with respect thereto) shall be released from the ownership and security interests created under this Agreement and shall no longer be considered Pool Assets. It is understood and agreed that Seller may reconvey any such released Receivables, Contracts and Related Securities to Transferor, and Transferor may reconvey such assets to Parent Originator, in accordance with the terms of the Second Tier Agreement and the First Tier Agreement. At the expense of Seller, the Administrator and Purchaser shall execute such instruments and documents as Seller shall reasonably request to evidence such release, and, subject to giving at least five Business Days prior written notice to the Administrator, Seller is authorized to file amendments to the financing statements filed against the Transferring Parties in connection with the Transaction Documents to evidence such release.

(b)  Seller’s Optional Reduction of Senior Investor Balance. Seller may at any time elect to reduce the Senior Investor Balance as follows:

(i)  Seller shall give the Administrator at least three Business Days’ prior written notice of such reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

(ii)  on the proposed date of commencement of such reduction and on each day thereafter, Servicer shall refrain from reinvesting Collections pursuant to Section 1.03 until the amount thereof not so reinvested shall equal the amount of such reduction, and

(iii)  Servicer shall hold such Collections in trust for Purchaser, pending payment to the Administrator, as provided in Section 3.01;

provided that,

(A)  the amount of any such reduction shall be not less than $100,000 and the Senior Investor Balance after giving effect to such reduction shall be not less than $100,000 (unless such reduction reduces Senior Investor Balance to zero), and

(B)  Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period to the extent possible.

SECTION 3.03  Payments and Computations, Etc.

(a)  Payments. All amounts to be paid or deposited by Seller or Servicer to the Administrator or any other Person hereunder (other than amounts payable under Section 4.02) shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds to the Administrator at the bank account listed on Schedule B, for credit to such account as the Administrator shall specify.

(b)  Method of Computation. All computations of interest, Earned Discount, any fees payable under Sections 4.01(a) and (b) and any other fees payable by Seller to Purchaser or the Administrator in connection with Purchases or the Asset Interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

SECTION 3.04  Treatment of Collections and Deemed Collections. Seller shall deliver to Servicer all Collections deemed received by Seller pursuant to Section 3.02(a) during any Due Period by no later than the second Business Day preceding the related Settlement Date, and Servicer shall deposit any deemed Collections to the Collection Account within two Business Days of receipt thereof. So long as Seller shall hold any Collections or deemed Collections required to be paid to Servicer or the Administrator, it shall hold such Collections in trust and shall clearly mark its records to reflect such trust; provided that Seller shall not be required to hold such Collections in a separate deposit account containing only such Collections.

SECTION 3.05  Collection Account. Seller shall establish an Eligible Account in the name of the Seller, which is designated as the “Collection Account”. The Collection Account shall be maintained at the Transaction Account Bank subject to the terms of the Account Control Agreement and Section 3.08.

SECTION 3.06  Reserve Account.

(a)  Seller shall establish an Eligible Account in the name of the Seller until the Senior Investor Balance is reduced to zero, which is designated as the “Reserve Account”. The Reserve Account shall be maintained at the Transaction Account Bank subject to the terms of the Account Control Agreement and Section 3.08.

(b)  If on any Settlement Date a Shortfall shall exist, the Administrator shall withdraw from the Reserve Account an amount equal to the lesser of such Shortfall or the amount on deposit in the Reserve Account, and apply such funds in the same manner as Collections pursuant to Section 3.01(c) or 3.01(d), as applicable.

(c)  If on any Settlement Date or on the Final Payout Date, as applicable, after giving effect to all other withdrawals from and payments to the Reserve Account, the funds on deposit in the Reserve Account (exclusive of earnings on the investment of such funds) shall exceed the Required Reserve Account Amount, the Servicer (with prior written notice to the Administrator) shall withdraw such excess and pay such excess to, or at the direction of, Seller.

SECTION 3.07  Cash Collateral Account.

(a)  Seller shall establish an Eligible Account in the name of the Seller until the Senior Investor Balance is reduced to zero, which is designated as the “Cash Collateral Account”. The Cash Collateral Account shall be maintained at the Transaction Account Bank subject to the terms of the Account Control Agreement and Section 3.08.

(b)  If on any Settlement Date a Shortfall shall remain after giving effect to any application of funds from the Reserve Account pursuant to Section 3.06, the Administrator shall withdraw from the Cash Collateral Account an amount equal to the lesser of such Shortfall or the amount on deposit in the Cash Collateral Account, and apply such funds in the same manner as Collections pursuant to Section 3.01(c) or 3.01(d), as applicable.

(c)  If on any Settlement Date or on the Final Payout Date, as applicable, after giving effect to all other withdrawals from and payable to the Collection Account, the funds on deposit in the Cash Collateral Account (exclusive of earnings on the investment of such funds) shall exceed the Required Cash Collateral Amounts and Seller shall request Servicer to do so, the Servicer (with prior written notice to the Administrator) shall withdraw such excess and pay such excess to, or at the direction of, Seller.

SECTION 3.08  Accounts Generally.

(a)  Funds on deposit in each Transaction Account shall be invested by the Transaction Account Bank in Permitted Investments at the direction of Seller. Such investments made at any time will mature so that funds will be available for withdrawal no later than the following Settlement Date. All earnings on such investment during any such Settlement Period shall be deemed to be Available Funds on the related Settlement Date.

(b)  If any Transaction Account shall cease to be an Eligible Account, the Administrator, until the Senior Investor Balance has been reduced to zero, shall, as necessary, cause each such account to be moved to an institution at which it shall be an Eligible Account.

(c)  The Administrator shall have exclusive control of the Transaction Accounts. To the extent that a Transaction Account constitutes a “securities account” as defined in Section 8-501(a) of the UCC, the Transaction Account Bank shall act as securities intermediary and will treat the Administrator as entitled to exercise the rights that comprise such property, including all security entitlements, securities, financial assets, investment property and instruments (each as defined in the UCC) attributable to such Transaction Account. In the event that a Transaction Account is not considered to be a “securities account” under applicable law, such Transaction Account shall be deemed to be a “deposit account” (as defined in the UCC) to the extent a security interest can be granted and perfected under the UCC in such Transaction Account as a deposit account, and the Transaction Account Bank shall maintain such account not as a securities intermediary but as a “bank” (as defined in the UCC). The Administrator shall be deemed to be the customer of the Transaction Account Bank for purposes of such Transaction Account and as such shall be entitled to all rights that customers of banks have under applicable law with respect to deposit accounts, including the right to withdraw funds from, or close, such Transaction Account (which rights shall be exercised in accordance with the terms of this Agreement). Unless a Replacement Event shall take place and be continuing, the Administrator shall instruct the Transaction Account Bank to allow Servicer access to funds in the Transaction Accounts in order to effect the application of funds described in (and subject to the terms of) this Agreement and the other Transaction Documents.

ARTICLE IV

FEES AND YIELD PROTECTION

SECTION 4.01  Fees.

(a)  Structuring Fee. Seller shall pay to the Administrator a structuring fee (“Structuring Fee”) payable on such dates and in such amounts as are set forth in the letter dated the date hereof from the Administrator to Seller (the “Structuring Fee Letter”).

(b)  Other Fees. Seller shall pay to the Administrator, for the account of the Purchaser, certain ongoing fees payable on such dates and in such amounts as are set forth in the letter dated the date hereof from the Administrator to Seller (the “Program Fee Letter”).

SECTION 4.02  Yield Protection.

(a)  If (i) Regulation D or (ii) any Regulatory Change occurring after the date hereof:

(A)  shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party;

(B)  shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party;

(C)  shall impose any other condition affecting any Asset Interest owned or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

(D)  shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be:

(x) to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under the Liquidity Agreement, or any commitment of such Affected Party with respect to any of the foregoing,

(y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or under the Liquidity Agreement with respect thereto, or

(z) in the reasonable determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved but for Regulation D or such Regulatory Change, then within thirty days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction. This Section 4.02(a) shall not apply to taxes.

(b)  Each Affected Party will promptly notify Seller and the Administrator of any event of which it has knowledge which will entitle such Affected Party to compensation pursuant to this Section 4.02; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

(c)  In determining any amount provided for or referred to in this Section 4.02, an Affected Party may use any reasonable averaging and attribution methods that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.02 shall submit to Seller a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon Seller.

(d)  Purchaser agrees that it shall use its reasonable best efforts to take any action that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in paragraph (a); provided that Purchaser shall not be obligated to take any actions that would, in the reasonable opinion of Purchaser, be disadvantageous to Purchaser.

(e)  Subject to Section 4.02(g), any and all payments made under this Agreement shall be made free and clear of, and without deduction for, any and all present or future Taxes. If any amount of Taxes shall be required by law to be deducted from or in respect of any sum payable hereunder to any Foreign assignee or participant of Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.02(e)), such Foreign assignee or participant of Purchaser, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Seller shall make such deductions and (iii) Seller shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(f)  Each Foreign assignee or participant of Purchaser, on or prior to the date pursuant to which it becomes an assignee or participant of Purchaser, and from time to time thereafter if requested in writing by Seller (unless such Foreign assignee or participant of Purchaser can no longer lawfully do so due to a change in law subsequent to the date it became an assignee or participant of Purchaser hereunder), shall provide Seller with Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Foreign assignee or participant of Purchaser is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest to zero or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(g)  For any period with respect to which a Foreign assignee or participant of Purchaser has failed to provide the Seller with the appropriate form described in Section 4.02(f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Foreign assignee or participant of Purchaser shall not be entitled to payments of additional amounts under Section 4.02(e).

SECTION 4.03  Funding Losses. In the event that the Purchaser or any Liquidity Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Purchaser or such Liquidity Bank to make any Purchase or Liquidity Funding or maintain any Purchase or Liquidity Funding) as a result of (i) any settlement with respect to any portion of the Senior Investor Balance being made on any day other than a Settlement Date, or (ii) any Purchase not being made in accordance with a request therefore under Section 1.02 (other than by reason of (a) a default by the Purchaser or such Liquidity Bank, (b) Purchaser’s failure to make available to the Administrator the required funds as set forth in Section 1.02(b) or (c) the Administrator’s failure to make available the required funds to Seller as set forth in Section 1.02(b)), then, upon written notice from the Administrator to Seller and Servicer, Seller shall pay to Servicer, and Servicer shall pay to the Administrator for the account of the Purchaser or such Liquidity Bank, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Seller and Servicer.

ARTICLE V

CONDITIONS OF PURCHASES

SECTION 5.01  Conditions Precedent to Initial Purchase. The initial Purchase hereunder is subject to the satisfaction of the conditions specified under this Section 5.01 on or before the Initial Funding Date (any or all of which may be waived by the Administrator in its sole discretion).

(a)  The Administrator shall have received the following, each (unless otherwise indicated) dated such date and in form and substance satisfactory to the Administrator:

(i)  Certified copies of resolutions of the Board of Directors, Managers or members, as applicable, of each of the Seller, the Transferor, the Originators and the Servicer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party;

(ii)  Certified copy of the organizational documents and governing instruments, as applicable, of each of the Seller, the Transferor, the Originators and the Servicer;

(iii)  Good standing certificates for each of the Seller, the Transferor, the Originators and the Servicer issued as of a recent date acceptable to the Administrator by the Secretary of State of the jurisdiction where the Seller, the Transferor, each Originator and the Servicer, respectively, is organized;

(iv)  A certificate of the Secretary or an Assistant Secretary of each of the Seller, the Transferor, the Originators and the Servicer certifying the names of its officer or officers authorized to sign this Agreement and other Transaction Documents to which it is a party;

(v)  Such proper financing statements (Form UCC-1), to be filed against each of the Seller, the Transferor and the Originators as may be necessary or, in the opinion of the Administrator, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect Purchaser’s interests in the Pool Assets;

(vi)  A search report provided in writing to the Administrator, listing all effective financing statements that name any of the Originators, the Transferor or the Seller as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (e) above and in such other jurisdictions that Administrator shall reasonably request, together with copies of such financing statements (none of which shall cover any Pool Assets);

(vii)  Favorable opinions of counsel to the Seller, the Transferor, the Originators and the Servicer, in form and substance reasonably satisfactory to the Administrator;

(viii)  A written agreement between Servicer and the Administrator as to the form and required content of the Information Package, and a pro forma Information Package, prepared in respect of the proposed initial Purchase, as of a date no more than 3 Business Days prior to the Initial Funding Date; and

(ix)  Fully executed copies of the Fee Letter, the First Tier Agreement, the Second Tier Agreement, the Account Control Agreement, the FSC Guaranty and the Cap Agreement, each of which agreements shall be in form and substance reasonably satisfactory to the Administrator;

(b)  each of the Transaction Accounts shall have been established; and

(c)  the Stock Purchase Agreement shall have been executed and delivered by the parties thereto in a form substantially similar to the form disclosed to the Administrator prior to the date hereof (or with such changes as could not reasonably be expected to have a Material Adverse Effect), a copy of such Stock Purchase Agreement shall have been delivered to the Administrator, and each Originator shall have become a direct or an indirect subsidiary of Charming Shoppes Inc. as contemplated thereby.

SECTION 5.02  Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each Reinvestment hereunder shall be subject to the further conditions precedent that on the date of such Purchase or Reinvestment the following statements shall be true (and Seller by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment shall be deemed to have certified that):

(a)  the representations and warranties contained in Sections 6.01 and 6.02 are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent they explicitly refer to an earlier date),

(b)  no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Liquidation Event or Unmatured Liquidation Event,

(c)  after giving effect to each proposed Purchase or Reinvestment, the Senior Investor Balance will not exceed the lesser of the Facility Limit and the Benchmark Amount, and

(d)  the Termination Date shall not have occurred,

provided, however, the absence of the occurrence and continuance of an Unmatured Liquidation Event shall not be a condition precedent to any Reinvestment or any Purchase which does not cause the Senior Investor Balance, after giving effect to such Reinvestment or Purchase, to exceed the Senior Investor Balance as of the opening of business of the day of such Reinvestment or Purchase.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01  Representations and Warranties of Seller. As of the Closing Date, the Initial Funding Date and each other date specified in Section 5.02, Seller represents and warrants as follows:

(a)  Organization and Good Standing. Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

(b)  Due Qualification. Seller is duly qualified to do business and is in good standing (or is exempt from such requirement), and has obtained all necessary licenses and approvals, in all jurisdictions in which the failure to so qualify or obtain such licenses or approvals would have a Material Adverse Effect.

(c)  Power and Authority; Due Authorization. Seller (i) has all necessary power, authority and legal right to (A) execute and deliver the Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) sell and assign the Asset Interest on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Transaction Documents to which it is a party and the sale and assignment of the Asset Interest on the terms and conditions herein provided.

(d)  Enforceability. This Agreement constitutes, and each other Transaction Document to be executed by Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)  No Conflict. The execution and delivery of this Agreement and each other Transaction Document, the performance of the transactions contemplated hereunder and thereunder and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it or any of its properties are bound.

(f)  No Violation. The consummation of the transactions contemplated by the Transaction Documents and the fulfillment of the terms thereof will not violate in any material respect any Requirements of Law applicable to the Seller.

(g)  No Proceedings. There are no proceedings pending or, to the best knowledge of the Seller, threatened against the Seller before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) seeking any determination or ruling that, in the reasonable judgment of the Seller, could reasonably be expected to have a Material Adverse Effect or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any other Transaction Document.

(h)  All Consents Required. All appraisals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution and delivery by the Seller of this Agreement and each other Transaction Document, the performance of the transactions contemplated hereunder and thereunder and the fulfillment of the terms hereof, have been obtained.

(i)  Investment Company Act. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j)  Quality of Title. Immediately prior to the transfer of an interest therein to Purchaser, each Pool Receivable, together with each other Pool Asset, is owned by Seller free and clear of any Lien (other than any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator); when Purchaser makes a Purchase or Reinvestment, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority security interest in the Asset Interest, free and clear of any Lien (other than any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator); and no financing statement or other instrument similar in effect naming Seller as debtor or Seller covering any Pool Receivable or any other Pool Asset is on file in any recording office except (i) financing statements evidencing Liens released on the Initial Funding Date, which financing statements will be terminated within ten days after the Initial Funding Date, and (ii) such as may be filed in favor of Purchaser or the Administrator in accordance with this Agreement or in connection with any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator.

SECTION 6.02  Representations and Warranties of Servicer. As of the Closing Date, the Initial Funding Date and each other date specified in Section 5.02, Servicer represents and warrants as follows:

(a)  Organization and Good Standing. Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to service the Pool Receivables.

(b)  Due Qualification. Servicer is duly qualified to do business and is in good standing (or exempt from such requirements), and has obtained all necessary licenses and approvals, in all jurisdictions in which the failure to so qualify or obtain such licenses or approvals would have a Material Adverse Effect.

(c)  Power and Authority; Due Authorization. Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Transaction Documents to which it is a party, and (B) carry out the terms of the Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Transaction Documents to which it is a party.

(d)  Enforceability. This Agreement constitutes, and each other Transaction Document to be executed by the Servicer when duly executed and delivered will constitute, a legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)  No Conflict. The execution and delivery of this Agreement and each other Transaction Document, the performance of the transactions contemplated hereunder and thereunder and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Servicer is a party or by which it or any of its properties are bound.

(f)  No Violation. The consummation of the transactions contemplated by the Transaction Documents and the fulfillment of the terms thereof will not violate in any material respect any Requirements of Law applicable to the Servicer.

(g)  No Proceedings. There are no proceedings pending or, to the best knowledge of the Servicer, threatened against the Servicer before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) seeking any determination or ruling that, in the reasonable judgment of the Servicer, would materially and adversely affect the performance by the Servicer of its obligations under this Agreement or any other Transaction Document, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any other Transaction Document.

(h)  All Consents Required. All appraisals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution and delivery by the Servicer of this Agreement and each other Transaction Document, the performance of the transactions contemplated hereunder and thereunder and the fulfillment of the terms hereof, have been obtained.

(i)  Credit and Collection Policy. The copy of the Credit and Collection Policy delivered by or on behalf of Servicer to the Administrator prior to the Closing Date is a true and complete copy thereof, as in effect on the Closing Date.

ARTICLE VII

GENERAL COVENANTS OF SELLER AND SERVICER

SECTION 7.01  Covenants of Seller and Servicer. From the date hereof until the Final Payout Date, the Seller and Servicer, each as to itself, hereby covenants and agrees as follows:

(a)  UCC Matters.The Seller shall not change its name, identity, limited liability company structure or state of registration in any manner that would (i) make any financing statement or continuation statement filed in accordance with this Agreement “seriously misleading” within the meaning of Section 9-506, 9-507 or 9-508 of the UCC or any other applicable provisions of the UCC or (ii) change the location of the Seller for purposes of Section 9-307 of the UCC, unless it shall have given to the Administrator at least thirty (30) days’ prior written notice thereof and shall have taken all action prior to making such change (or shall have made arrangements to take such action substantially simultaneously with such change, if it is not possible to take such action in advance) necessary or advisable in the reasonable opinion of the Administrator to amend all previously filed financing statements or continuation statements, or to file appropriate new financing statements.

(b)  Compliance with Requirements of Law. The Servicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each Pool Receivable and the related Account and Contract, will maintain in effect all qualifications required under Requirements of Law in order to service properly each Pool Receivable and the related Account and Contract, and will comply in all material respects with all other Requirements of Law in connection with servicing each Pool Receivable and the related Account and Contract, the failure to comply with which would have a Material Adverse Effect.

(c)  No Rescission or Cancellation. The Servicer shall not permit any rescission or cancellation of any Pool Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority or in compliance with the Credit and Collection Policy.

(d)  Protection of the Purchaser’s Rights. The Servicer shall take no action which, nor omit to take any action the omission of which, would impair the rights of the Purchaser in, or to receive, the Collections, nor shall it reschedule, revise or defer payments due on any Pool Receivable except in accordance with the respective cardholder agreements and Credit and Collection Policy.

(e)  Receivables Not to be Evidenced by Promissory Notes. Except in connection with its enforcement or collection of a Pool Receivable, the Servicer will take no action to cause any Pool Receivable to be evidenced by any “instrument” (as defined in the UCC).

(f)  Preservation of Corporate Existence.

(i)  The Seller covenants and agrees to maintain at all times its existence as a limited liability company and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any right, privilege or franchise (a) that the Seller determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business, and (b) the loss of which will not adversely affect the rights of the Administrator or the Purchaser or have a Material Adverse Effect.

(ii)  The Servicer covenants and agrees maintain at all times its corporate existence and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any right, privilege or franchise (a) that the Servicer determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business, and (b) the loss of which will not adversely affect the rights of the Administrator or the Purchaser or have a Material Adverse Effect

(g)  Access to Information. The Seller and the Servicer covenant and agree to permit the Administrator or any of its agents or representatives, during regular business hours and upon at least two Business Days’ prior notice (A) to examine all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Seller or of Servicer relating to Pool Receivables, including, without limitation, the related Accounts and Contracts and other agreements, and (B) to visit the offices and properties of Seller or of Servicer for the purpose of examining such materials described in clause (A) above; provided, however, that, unless a Liquidation Event is continuing, no more than one such review shall be conducted during each fiscal year of Servicer.

Unless otherwise agreed by the parties hereto, any information obtained by the Administrator pursuant to this Section 7.01(g) shall be held in confidence by the Administrator unless and to the extent such information (i) has become available to the public, (ii) is required or requested by any Governmental Authority or in any court proceeding or (iii) is required by any Requirement of Law. In the case of any disclosure permitted by clause (ii) or (iii), the Administrator shall use commercially reasonable efforts to (x) provide the Seller with advance notice of any such disclosure and (y) cooperate with the Seller in limiting the extent or effect of any such disclosure.

(h)  Credit and Collection Policies. The Servicer shall comply in all material respects with its Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(i)  Collections. The Seller shall transfer to the Servicer all Collections received by the Seller in respect of the Pool Receivables as soon as practicable after receipt thereof by the Seller; provided that deemed Collections shall be transferred to the Servicer in accordance with Section 3.02. The Servicer shall cause all collections received by the Servicer to be deposited into the Collection Account within 2 Business Days after receipt thereof.

(j)  Status of Seller. The Seller shall maintain its existence as a bankruptcy remote entity and hereby agrees to comply with the limitations on its activities set forth in Section 9(j) of its LLC Agreement.

(k)  Sales, Liens, Etc. Except as otherwise provided herein, Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or related Account or Contract or Related Security, or any interest therein.

(l)  Replacement Servicer. The Servicer shall provide within 60 days after the Closing Date a written plan (the “Replacement Servicer Plan”), which is acceptable to the Administrator, for transferring its servicing duties with respect to the Pool Receivables, the related Accounts and Contracts to a replacement servicer in the instance of a Replacement Event.

SECTION 7.02  Reporting Requirements of Seller and Servicer. From the date hereof until the Final Payout Date, Seller and Servicer shall, unless the Administrator shall otherwise consent in writing, furnish to the Administrator:

(a)  Liquidation and Replacement Events. As soon as possible and in any event within five Business Days after the occurrence of any Liquidation Event, any Unmatured Liquidation Event or any Replacement Event, a notice of such event;

(b)  Litigation. As soon as possible and in any event within three Business Days of Seller’s or Servicer’s knowledge thereof, notice of (i) any litigation, investigation or proceeding which could have a Material Adverse Effect and (ii) any material adverse development in previously disclosed litigation;

(c)  Change in Credit and Collection Policy. In the case of Servicer, prior to its effective date, notice of any material change in the Credit and Collection Policy, which, in the Servicer’s reasonable opinion, could have a Material Adverse Effect; it being understood and agreed that the Administrator shall promptly deliver a copy of any such notice to Moody’s; and

(d)  Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Originators, the Seller and the Transferor as the Administrator may from time to time reasonably request in order to protect the interests of the Administrator or Purchaser under this Agreement.

SECTION 7.03  Transaction Documents. Neither Seller nor Servicer shall amend, modify, waive or provide consent under the provisions of any agreement expressly referenced in the definition of “Transaction Document” unless the Administrator shall have given its prior written consent, which shall not be unreasonably withheld. Seller and Servicer shall take such actions as the Administrator shall reasonably request to enforce the rights and remedies of Seller under the Transaction Documents, including any rights it may have as assignee of Transferor.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

SECTION 8.01  Designation of Servicer.

(a)  Appointment of Servicer. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Servicer hereunder (“Servicer”) from time to time in accordance with this Section 8.01. Until the Administrator gives to Seller and to Servicer a Successor Notice (as defined in Section 8.01(b)), Spirit of America, Inc. is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.

(b)  Successor Notice. Upon Servicer’s receipt of a notice from the Administrator of the Administrator’s designation of a new Servicer (a “Successor Notice”), Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator reasonably believes will facilitate the transition of the performance of such activities to the new Servicer, and the Administrator (or its designee) shall assume each and all of Seller’s obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and Servicer shall use its best efforts to assist the Administrator (or its designee) in assuming such obligations. The Administrator agrees not to give Servicer a Successor Notice until after the occurrence of a Replacement Event, in which case such Successor Notice may be given at any time in the Administrator’s discretion. If Servicer disputes the occurrence of a Replacement Event, Servicer may take appropriate action to resolve such dispute; provided that Servicer must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities in accordance with the Replacement Servicer Plan on the date provided by the Administrator as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute; provided, further that in the event that such dispute is resolved in favor of Servicer and no other Replacement Event has occurred and is continuing, at Seller’s written request, Servicer shall be reinstated as Servicer.

(c)  Subcontracts. Servicer may, with the prior consent of the Administrator, subcontract with any other person for servicing, administering or collecting the Pool Receivables, provided that (i) Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof and (ii) such subcontract provides for termination upon the occurrence of a Liquidation Event. The Administrator hereby acknowledges and consents to the appointment of Parent Originator and/or Total System Services, Inc. as an approved subcontractor.

SECTION 8.02  Duties of Servicer.

(a)  Appointment; Duties in General. Each of Seller, Purchaser and the Administrator hereby appoints as its agent Servicer, as from time to time designated pursuant to Section 8.01, to enforce its rights and interests in and under the Pool Receivables, the Related Security and the related Contracts. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b)  Documents and Records. Seller shall deliver to Servicer, and Servicer shall hold in trust for Seller and Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

(c)  Certain Duties to Seller. Servicer shall, as soon as practicable following receipt, turn over to Seller (i) that portion of Collections of Pool Receivables representing Seller’s undivided interest therein, and (ii) the Collections of any Receivable which is not a Pool Receivable. Servicer, if other than Seller, shall, as soon as practicable upon demand, deliver to Seller all documents, instruments and records in its possession that evidence or relate to Receivables of Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

(d)  Termination. Servicer’s authorization under this Agreement shall terminate upon the Final Payout Date.

(e)  Power of Attorney. Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by Purchaser (whether or not from Seller) in connection with any Receivable.

(f)  Procedures of Independent Accountants. No later than May 31 of each calendar year, commencing May 31, 2006, Servicer shall cause a firm of nationally recognized independent certified public accountants to perform the procedures described in Exhibit A hereto, and to provide a report with respect to such procedures to the Administrator. It is understood and agreed that such accountants may also perform other services for Servicer or its Affiliates. Such report may assume the accuracy of information provided by Servicer’s third party agents (other than Originators), and the accountants may qualify the report in a manner that is typical for reports of this type.

SECTION 8.03  Rights of the Administrator.

At any time following the designation of a Servicer other than Spirit of America, Inc. pursuant to Section 8.01:

(i)  The Administrator may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Administrator or its designee.

(ii)  Seller shall, at the Administrator’s request and at Seller’s expense, give notice of the ownership of the Pool Receivables by Purchaser to each said Obligor and direct that payments be made directly to the Administrator or its designee.

(iii)  Seller shall, at the Administrator’s request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Accounts and Contracts and Related Security, or which are otherwise reasonably necessary or desirable to service such Pool Receivables, and make the same available to the Administrator at a place selected by the Administrator and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner reasonably acceptable to the Administrator and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator.

(iv)  Each of Seller and Purchaser hereby authorizes the Administrator, and grants to the Administrator an irrevocable power of attorney, to take any and all steps in Seller’s name and on behalf of Seller and Purchaser which are reasonably necessary or desirable, in the determination of the Administrator, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing Seller’s name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts; provided that the Administrator shall not exercise its rights under such Power of Attorney unless a Successor Notice shall have been delivered pursuant to Section 8.01(b).

SECTION 8.04  Limitation of Liability. The Administrator and the Purchaser shall not have any obligation or liability with respect to any Pool Receivables, Contracts or Accounts related thereto or any other related agreements, nor shall any of them be obligated to perform any of the obligations of Seller thereunder.

SECTION 8.05  Further Action Evidencing Purchases and Reinvestments.

(a)  Further Assurances. Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrator or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the resulting Asset Interest, or to enable Purchaser or the Administrator or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document. Without limiting the generality of the foregoing, Seller will upon the request of the Administrator or its designee execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

(b)  Additional Financing Statements; Performance by Administrator. Seller hereby authorizes the Administrator or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Assets now existing or hereafter arising in the name of Seller. If Seller fails to perform any of its agreements or obligations under this Agreement, the Administrator or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrator or its designee incurred in connection therewith shall be payable by Seller as provided in Section 14.05.

SECTION 8.06  Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to Seller shall, except as otherwise specified by such Obligor, as required by the underlying Contract or law or unless the Administrator instructs otherwise, be applied, first, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables or Receivables, starting with the oldest of such Pool Receivable or Receivables and, second, to any other indebtedness of such Obligor.

SECTION 8.07  Lockbox Accounts.

(a)  The Servicer hereby confirms that Schedule C hereto describes all of the Lockbox Accounts into which Collections will be paid as of the Initial Funding Date. Within 60 days of the Initial Funding Date, Servicer and Seller shall cause each bank at which a Lockbox Account is maintained to enter into a Lockbox Agreement with Seller, Servicer and the Administrator. Neither Seller nor Servicer shall establish, or permit to be established, any other Lockbox Account unless the related account bank shall have entered into a Lockbox Agreement with Seller, Servicer and the Administrator.

(b)  Servicer shall direct all Obligors to make payments in respect of the Receivables to a Lockbox Account described in the notice given to the Administrator pursuant to clause (a) above or to another Lockbox Account as to which a Lockbox Agreement is in effect.

(c)  The Administrator shall be entitled to exercise its rights under the Lockbox Agreement during the continuance of a Liquidation Event or a Replacement Event, and agrees that it shall not exercise such rights at any other time.

SECTION 8.08  Access to Records. The Administrative Agent and the Purchaser agree, for the benefit of the Bank Agent, that the Bank Agent may have reasonable access to any books and records of the Transferring Parties, and use any equipment (including data processing equipment) of the Transferring Parties, that may be in the possession or control of the Administrative Agent and the Purchaser during reasonable business hours and at its own expense, but without any obligation to pay rent or compensation to the Transferring Parties, the Administrative Agent or the Purchaser, to the extent necessary to service and collect upon the collateral on which the Bank Agent has a lien.

ARTICLE IX

SECURITY INTEREST

SECTION 9.01  Grant of Security Interest. To secure all obligations of Seller and Servicer arising in connection with this Agreement and each other Transaction Document to which either of them is a party, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, payments on account of Collections and fees, in each case pro rata according to the respective amounts thereof, Seller hereby assigns and grants to the Administrator, for the benefit of the Secured Parties, a security interest in all of Seller’s right, title and interest (including specifically any undivided interest retained by Seller hereunder) now or hereafter existing in, to and under (i) all the Pool Assets, (ii) the Transaction Accounts and all funds and other financial assets credited thereto, (iii) the Cap Agreement, and (iv) proceeds of the foregoing.

SECTION 9.02  Further Assurances. The provisions of Section 8.05 shall apply to the security interest granted under Section 9.01 as well as to the Purchases, Reinvestments and all the Asset Interests hereunder.

SECTION 9.03  Remedies. Upon the occurrence of a Liquidation Event, Purchaser shall have, with respect to the collateral granted pursuant to Section 9.01, and in addition to all other rights and remedies available to Purchaser or the Administrator under this Agreement or other applicable law, all the rights and remedies of a secured party upon default under the UCC.

ARTICLE X

LIQUIDATION EVENTS

SECTION 10.01  Liquidation Events. The following events shall be “Liquidation Events” hereunder:

(a)  Seller, Transferor, any Originator or Servicer shall fail to perform or observe in any material respect any term, covenant or agreement that is an obligation of Seller, Transferor, any Originator or Servicer under the Transaction Documents (other than as referred to in clause (b) next following) and such failure shall remain unremedied for fifteen days after (1) written notice thereof shall have been given by the Administrator to Seller, Transferor, any Originator or Servicer, as applicable, or (2) Seller, Transferor, any Originator or Servicer, as applicable, has actual knowledge thereof, and such failure shall have a Material Adverse Effect; or

(b)  Seller, Transferor, any Originator or Servicer shall fail to make any payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for more than one Business Day; or

(c)  Any representation or warranty made or deemed to be made by the Seller, Transferor, any Originator or the Servicer under a Transaction Document or Information Package or other information or report delivered pursuant hereto shall prove to have been incorrect in any material respect when made and shall continue to be incorrect for a period of fifteen days after (i) written notice thereof shall have been given by the Administrator to the Seller or the Servicer (if Seller or its Affiliate is Servicer) or (ii) Seller or the Servicer (if Seller or its Affiliate is Servicer) has actual knowledge thereof, and such incorrect statement shall have a Material Adverse Effect; provided, that with respect to the breach of the representations or warranties set forth in Section 6.01(j), compliance by Seller with the provisions of Section 3.02 in respect thereof shall be deemed to cure such breach; or

(d)  An Event of Bankruptcy shall have occurred and remain continuing with respect to the Seller, the Transferor, the Servicer or any Originator; or

(e)  Any Originator, Seller or Transferor shall become an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(f)  On any Settlement Date, the Average Excess Spread Percentage is less than 1.0%; or

(g)  On any Settlement Date, the Average Monthly Principal Payment Rate Percentage is less than 6.0%; or

(h)  On any Settlement Date, the Average Dilution Percentage is greater than 8.0%; or

(i)  Any Originator, Seller, Transferor or Servicer (if Servicer is Seller or its Affiliate) is subject to a Change in Control; or

(j)  Any Originator shall become unable for any reason to transfer Receivables to the Transferor pursuant to the First Tier Agreement; or the Transferor shall become unable for any reason to transfer Receivables to the Seller pursuant to the Second Tier Agreement; or

(k)  On any Settlement Date (after giving effect to all allocations of funds on such date), the Senior Investor Balance shall exceed the Benchmark Amount by more than $100,000, and such condition shall be unremedied for more than five Business Days; or

(l)  A Cap Replacement Event shall have occurred and be continuing.

SECTION 10.02  Remedies.

(a)  Optional Liquidation. Upon the occurrence of a Liquidation Event (other than a Liquidation Event described in subsection (d) of Section 10.01), the Administrator shall, at the request, or may with the consent, of Purchaser, by notice to Seller declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced.

(b)  Automatic Liquidation. Upon the occurrence of a Liquidation Event described in subsection (d) of Section 10.01, the Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.

(c)  Optional Waiver. Upon the occurrence of any Liquidation Event, the Administrator, acting on behalf of the Purchaser, shall have the right to waive such Liquidation Event by providing a written notice of such waiver to the Seller and the Servicer, in which event clauses (a) and (b) above shall not be applicable to such Liquidation Event. The Administrator will promptly give Moody’s written notice of the execution of any such waiver.

ARTICLE XI

THE ADMINISTRATOR

SECTION 11.01  Authorization and Action. Purchaser hereby irrevocably appoints, designates and authorizes the Administrator to take such action as agent on its behalf under the provisions of this Agreement or any other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Administrator by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. The Administrator shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with the Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrator shall be read into this Agreement or any other Transaction Document or otherwise exist for the Administrator. In performing its functions and duties hereunder and under the other Transaction Documents, (i) the Administrator shall act solely as agent for the Purchaser and the Secured Parties and (ii) the Administrator shall not be deemed to have assumed any obligation or relationship of trust or agency with or for any Transferring Party or the Servicer or any of such parties’ successors or assigns. The Administrator shall not be required to take any action that exposes the Administrator to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Administrator hereunder shall terminate immediately following the Final Payout Date.

SECTION 11.02  Administrator’s Reliance, Etc. The Administrator and its directors, officers, agents or employees shall not be (i) liable to Purchaser for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents, including, without limitation, the servicing, administering or collecting of Pool Receivables as Servicer pursuant to Section 8.01 (except for its or their own gross negligence, breach of contract or willful misconduct) or (ii) responsible in any manner to the Purchaser for any recitals, statements, representations or warranties made by any Transferring Party or the Servicer contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Transferring Party or the Servicer to perform its obligations hereunder or thereunder, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. Without limiting the generality of the foregoing, the Administrator: (a) may consult with legal counsel (including counsel for Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to Purchaser or any such other holder for any statements, warranties or representations made in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of Seller or to inspect the property (including the books and records) of Seller; (d) shall not be responsible to Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall not be deemed to have knowledge of any Unmatured Liquidation Event or Liquidation Event unless the Administrator has received notice from any Transferring Party, the Servicer or the Purchaser.

SECTION 11.03  Barclays and Affiliates. Barclays and any of its Affiliates may generally engage in any kind of business with Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Seller or any Obligor or any of their respective Affiliates, all as if Barclays were not the Administrator and without any duty to account therefor to Purchaser or any other holder of an interest in Pool Receivables.

SECTION 11.04  Reliance by Administrator. The Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller (it being understood that counsel to the Seller has no duty to or client-relationship with the Administrator)), independent accountants and other experts selected by the Administrator. The Administrator shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Purchaser as it deems appropriate and it shall first be indemnified to its satisfaction, provided that unless and until the Administrator shall have received such advice, or unless the Purchaser shall have directed the Administrator to take or refrain from taking any action, the Administrator may take or refrain from taking any action, as the Administrator shall deem advisable and in the best interest of the Purchaser. The Administrator shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Purchaser and such request and any action taken or failure to act pursuant thereto shall be binding upon the Purchaser.

SECTION 11.05  Non-Reliance. The Purchaser expressly acknowledges that none of the Administrator or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrator hereafter taken, including, without limitation, any review of the affairs of any Transferring Party or the Servicer, shall be deemed to constitute any representation or warranty by the Administrator. The Purchaser represents and warrants to the Administrator that it has and will, independently and without reliance upon the Administrator and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

ARTICLE XII

ASSIGNMENT OF PURCHASER’S INTEREST

SECTION 12.01  Restrictions on Assignments.

(a)  Except as provided in the next sentence, neither the Seller nor Servicer may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Administrator. Servicer may assign its rights as Servicer under this Agreement to any of its Affiliates without prior written consent of the Administrator, provided that Servicer shall have given the Administrator ten days’ prior written notice thereof. Purchaser may not assign its rights hereunder (although it may delegate its duties hereunder as expressly indicated herein) or the Asset Interest (or any portion thereof) to any Person without the prior written consent of Seller, which shall not be unreasonably withheld (it being recognized and understood by all parties hereto that all parties hereto shall deem it reasonable for Seller to withhold such consent if any such proposed assignment would, in the reasonable determination of Seller, cause Seller to be required to pay to any Affected Party any of the amounts referred to in Section 4.02); provided, however, that Purchaser may assign all of its rights and interests in the Transaction Documents, together with all its interest in the Asset Interest, to Barclays or any Affiliate of Barclays, or to any “bankruptcy remote” special purpose entity, the business of which is administered by Barclays or any Affiliate of Barclays or to any Liquidity Bank; provided, further, that such assignment shall not be expected to cause an increase in the Earned Discount Rate.

(b)  Seller agrees to advise the Administrator within five Business Days after notice to Seller of any proposed assignment by Purchaser of the Asset Interest (or any portion thereof), not otherwise permitted under subsection (a), of Seller’s consent or non-consent to such assignment and, if it does not consent, the reasons therefor. If Seller does not consent to such assignment, Purchaser may immediately assign such Asset Interest (or portion thereof) to Barclays or any Affiliate of Barclays. All of the aforementioned assignments shall be upon such terms and conditions as Purchaser and the assignee may mutually agree.

SECTION 12.02  Rights of Assignee. Upon the assignment by Purchaser in accordance with this Article XII, the assignee receiving such assignment shall have all of the rights of Purchaser with respect to the Transaction Documents and the Asset Interest (or such portion thereof as has been assigned).

SECTION 12.03  Evidence of Assignment. Any assignment of the Asset Interest (or any portion thereof) to any Person may be evidenced by such instrument(s) or document(s) as may be reasonably satisfactory to Purchaser, the Administrator and the assignee.

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01  Indemnities by Seller.

(a)  General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, Seller hereby agrees to indemnify each of the Administrator, Purchaser, the Liquidity Banks, the Liquidity Agent, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the Transaction Documents, the Stock Purchase Agreement or the transactions contemplated thereby or the ownership or funding of the Asset Interest or in respect of any Receivable or Account or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence, breach of contract or willful misconduct on the part of any Indemnified Party or successor Servicer pursuant to Section 8.01(b) if such successor Servicer is not an Affiliate of the Seller, (b) recourse (except as otherwise specifically provided in this Agreement) for any Receivable that is not paid as a result of credit related issues, or (c) any tax based upon or measured by net income.

(b)  Procedure. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Seller in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Seller shall have previously obtained actual knowledge thereof. Thereafter, the Indemnified Party shall deliver to the Seller, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(c)  Defense of Claims. If a Third Party Claim is made against an Indemnified Party, (a) the Seller will be entitled to participate in the defense thereof and, (b) if it so chooses, to assume the defense thereof with counsel selected by the Seller, provided that in connection with such assumption (i) such counsel is not reasonably objected to by the Indemnified Party, (ii) no material conflict of interest shall exist in relation to such Third Party Claim between such Indemnified Party and Seller, and (iii) the Seller, subject to Section 14.15, first admits in writing its liability to indemnify the Indemnified Party with respect to all elements of such claim in full to the extent such claim is valid. Should the Seller so elect to assume the defense of a Third Party Claim, the Seller will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Seller elects to assume the defense of a Third Party Claim, the Indemnified Party will (i) cooperate in all reasonable respects with the Seller in connection with such defense and (ii) not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Seller’s prior written consent, as the case may be. If the Seller shall assume the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Seller does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving prompt notice to the Seller of such terms and, subject to Section 14.15, the Seller will promptly reimburse the Indemnified Party upon written request. Anything contained in this Agreement to the contrary notwithstanding, the Seller shall not be entitled to assume the defense of any part of a Third Party Claim that seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01  Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller therefrom shall in any event be effective unless the same shall be in writing and signed by (a) Seller, the Administrator and Purchaser (with respect to an amendment) or (b) the Administrator and Purchaser (with respect to a waiver or consent by them) or Seller (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 14.02  Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth in Schedule A or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

SECTION 14.03  No Waiver; Remedies. No failure on the part of the Administrator, any Affected Party, any Indemnified Party, Purchaser or any other holder of the Asset Interest (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14.04  Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Seller, the Administrator, Purchaser and their respective successors and assigns, the provisions of Section 8.08 shall inure to the benefit of the Bank Agent and its successors and assigns and the provisions of Section 4.02 and Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 12.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to Article VI and the indemnification and payment provisions of Article XIII and Sections 4.02, 14.05, 14.06, 14.08, and 14.15 shall be continuing and shall survive any termination of this Agreement.

SECTION 14.05  Costs, Expenses and Taxes. In addition to its obligations under Article XIII, Seller agrees to pay on demand:

(a)  all reasonable costs and expenses incurred by the Administrator and the Purchaser and their respective Affiliates in connection with the negotiation, preparation, execution and delivery, the administration (including periodic auditing) or the enforcement of, or any actual or claimed breach of, this Agreement and the other Transaction Documents, including, without limitation (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents, and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of Seller’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.01(g); and

(b)  all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 14.06  No Proceedings/Purchaser. Seller, Servicer, Barclays (individually and as Administrator) each hereby agrees that it will not institute against Purchaser, or join any other Person in instituting against Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding. The foregoing shall not limit Seller’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than Seller.

SECTION 14.07  No Proceedings/Seller and Transferor. The Purchaser and the Administrator each hereby agrees that it will not institute against Seller or Transferor, or join any other Person in instituting against Seller or Transferor, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) prior to the date which is one year and one day after Final Payout Date. The foregoing shall not limit the right of the Purchaser or the Administrator to take any action with respect to any insolvency proceeding that was instituted by a Person other than Seller.

SECTION 14.08  Confidentiality.

(a)  Each of the Purchaser and the Administrator covenants and agrees, and the Administrator shall cause each Affected Party to covenant and agree, on behalf of itself and its Affiliates, that all information (“Seller Information”) relating to the Seller, the Servicer (if an Affiliate of the Seller), their Affiliates, the structured financing conducted by any of them or the transactions contemplated by the Transaction Documents, in part or in whole, shall be held in confidence and each agrees not to use and not to disclose any of the contents of, provide any Person with copies of or use for any purpose not related to the Purchases hereunder any Seller Information other than disclosure to:

(i)  Governmental Authorities with appropriate jurisdiction, including bank examiners or similar regulatory authorities;

(ii)  any officer, director, member, manager, employee or outside accountant, auditor or attorney (each, a “Representative”) of the Purchaser, the Administrator or any Affected Party with a need to know such Seller Information in connection with the Purchases (it being understood that the officers, directors and employees of the Administrator and the other Affected Parties covered by this clause (i) do not include any individual whose responsibilities relate to any credit card or other consumer financing business conducted by the Administrator or any other Affected Party or its respective Affiliates);

(iii)  any Rating Agency; or

(iv)  to any surety or guarantor to the Purchaser.

(b)  Each of Seller and Servicer covenants and agrees, on behalf of itself and its Affiliates, that all of the information in the Fee Letters (the “Purchaser Information”) shall be held in confidence and each agrees (x) not to disclose the Purchaser Information to the selling shareholders, or any Representative of the selling shareholders, under the Stock Purchase Agreement, and (y) not to use and not to disclose any of the contents of, provide any Person with copies of or use for any purpose not related to the transactions contemplated by the Transaction Documents any Purchaser Information, other than in each case disclosure to:

(i)  Governmental Authorities with appropriate jurisdiction;

(ii)  any Representative of Seller, Servicer or their Affiliates with the need to know such Purchaser Information in connection with the transactions contemplated by the Transaction Documents; or

(iii)  any Rating Agency.

(c)  Notwithstanding the above stated obligations, no Person will be liable for disclosure or use of Seller Information or Purchaser Information which (A) was required by law, including pursuant to regulation or administrative order, a subpoena or other legal process, (B) was in such Person’s possession or known to such Person prior to receipt or (C) is or becomes known to the public (without breach of any obligations hereunder). For the avoidance of doubt, disclosure by any Person (including without limitation by filing documents or reports with the Securities and Exchange Commission) of Seller Information or Purchaser Information made in good faith to comply with federal or state banking or securities laws shall be deemed to be “required by law” within the meaning of the preceding sentence.

(d)  Notwithstanding the above stated obligations, the parties to this Agreement acknowledge and agree that (i) any obligations of confidentiality contained herein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Agreement and other Transaction Documents, and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of the U.S. Department of Treasury Regulations, Section 1.6011-4.

SECTION 14.09  Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.10  Integration; Survival. This Agreement, together with the other Transaction Documents when executed and delivered by the respective parties thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings. Sections 14.06, 14.07 and 14.08 shall survive termination of this Agreement.

SECTION 14.11  Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF PURCHASER IN THE RECEIVABLES IS GOVERNED BY THE LAWS OF THE JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 14.12  Waiver Of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY TRIAL.

SECTION 14.13  Consent To Jurisdiction; Waiver Of Immunities. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

SECTION 14.14  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 14.15  No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of any of the Securitization Entities contained in this Agreement shall be had against any incorporator, stockholder, officer, director or employee of such Securitization Entity, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of Purchaser, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officers, directors, employees or Affiliate of such Securitization Entity, or any of them under or by reason of any of the obligations, covenants or agreements of such Securitization Entity contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Securitization Entity of any of such obligations, covenants or agreements either at common law or at equity, or by statute or constitution, of every such incorporator, stockholder, officer, director, employee or Affiliate is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that nothing in this Section 14.15 shall relieve any of the foregoing persons or entities from any liability arising from his, her or its willful misconduct or intentional misrepresentations.

SECTION 14.16  Amendment and Restatement. This Agreement amends and restates the Prior RPA, and upon the effectiveness of this Agreement, the terms and provisions of the Prior RPA shall be superseded hereby in their entirety. From and after the effectiveness hereof, all references to the Prior RPA in any other instrument or document shall be deemed to be references to this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CATALOG RECEIVABLES LLC,
as Seller

By:
Name:
Title:

SPIRIT OF AMERICA, INC., as Servicer

By:
Name:
Title:

SHEFFIELD RECEIVABLES CORPORATION,
as Purchaser

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrator

By:
Name:
Title:

Appendix A

Schedule A

Addresses for Notices

Catalog Receivables LLC
c/o Fashion Service Corp.
450 Winks Lane
Bensalem, Pennsylvania 19020
Attention: Kirk R. Simme
Telephone: (215) 638-6722
Telecopy: (215) 633-4734

with a copy to:
450 Winks Lane
Bensalem, Pennsylvania 19020
Attention:  Legal Department
Telephone:  (215) 638-6954
Telecopy:  (215) 638-6919

Spirit of America, Inc.
450 Winks Lane
Bensalem, Pennsylvania 19020
Attention: Kirk R. Simme
Telephone: (215) 638-6722
Telecopy: (215) 633-4734

with a copy to:
450 Winks Lane
Bensalem, Pennsylvania 19020
Attention:  Legal Department
Telephone:  (215) 638-6954
Telecopy:  (215) 638-6919

Sheffield Receivables Corporation
c/o Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attention: Janette Lieu, Asset Securitization Group
Telephone: (212) 412-7618
Telecopy: (212) 412-6846

Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attention: Janette Lieu, Asset Securitization Group
Telephone: (212) 412-7618
Telecopy: (212) 412-6846

Schedule B

Payment Account

Bank: Barclays Bank
ABA: 026002574
Acct: 050791516
Name: Sheffield 4(2) Funding Account
Ref: Charming Shoppes - Catalog Receivables LLC

Schedule C

Lockbox Accounts

Wells Fargo Bank
Bedford Fair Apparel
Credit Card Settlement
6355059754

Wells Fargo Bank
LM & B Catalog
Credit Card Settlement
6355065388

Wells Fargo Bank
Monterey Bay Clothing
Credit Card Settlement
4100173897

JPMorgan Chase Bank (formerly Bank One N.A.)
Arizona Mail Order
Credit Depository Account
634888481

JPMorgan Chase Bank (formerly Bank One N.A.)
Bedford Fair Apparel
Credit Depository Account
634888499

JPMorgan Chase Bank (formerly Bank One N.A.)
LM & B Catalog
Credit Depository Account
634888507

JPMorgan Chase Bank (formerly Bank One N.A.)
Monterey Bay Clothing
Credit Depository Account
635885700

Exhibit A

Procedures of Independent Accountants

1.	Select a random sample of 5 applications for testing of proper approval or denial of credit, applying the criteria specified in the Credit and Collection Policies.

2.	Select a random sample of 5 transactions representing both credit authorizations and line changes and will review them for compliance with Credit and Collection Policies.

3.	Perform observation tests for 5 individual delinquent accounts to determine if the collections procedures are being performed in accordance with the Credit and Collection Policies.

4.
For a random selection of 5 accounts which are in excess of 30 days delinquent and up to 90 days delinquent, review prior account statements or system records to determine if the system is properly aging the balances.

5.	For a random selection of 5 accounts which are in excess of 90 days delinquent, review prior account statements or system records to determine if the system is properly aging the balances.

6.	Select a random sample of 5 accounts, if any, which are in excess of 180 days delinquent and determine whether the account has been written off in accordance with Credit and Collection Policies.

7.
Select 5 days during the past 6 months and verify (i) Servicer’s calculation of the Asset Interest for such day and (ii) Servicer’s allocations of daily Collections for such days complies with Section 1.03 of the Receivables Purchase Agreement.

8.	Select 2 monthly servicing reports within the past 6 months and reconcile the following with Servicer’s systems and records:

a.	Beginning and ending outstanding Principal Receivables balance

b.	Beginning and ending Discounted Principal Receivables Balance

c.	Beginning and ending Finance Charge Receivables balance

d.	Monthly Finance Charge Collections, including Discount Collections component

e.	Monthly Principal Collections

f.	Monthly Charged-Off Receivables

g.	Benchmark Amount

h.	Required Reserve Account Amount

i.	Required Reserve Account Percentage

j.	Required Cash Collateral Amount

k.	Cash Collateral Shortfall, Excess Cash Collateral, and Reserve Account Shortfall if any

9.	Select 2 monthly servicing reports within the past 6 months and recalculate the following:

a.	Portfolio Excess Spread Percentage including Portfolio Excess Spread Amount

b.	Monthly Principal Payment Rate

c.	Dilution Percentage

10.
Check the amounts distributed under the monthly reports selected and verify compliance with the waterfall allocation as specified in Section 3.01 of the Receivables Purchase Agreement. Verify the flow of funds to and from accounts as complying with Section 3.01 of the Receivables Purchase Agreement.

Exhibit B

Form of Cap Agreement

Exhibit C

Form of First Tier Agreement

Exhibit D

Form of Second Tier Agreement